 Exhibit 16

August 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of ISSG, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 8, 2005 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ MCKENNON, WILSON & MORGAN LLP